SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      January 20, 1999
(Date of earliest event reported)  (January 20, 1999)

CTC COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)
          Massachusetts                     0-13627       04-2731202
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)    Identification No.)

          360 Second Ave., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
 (Registrant's telephone number including area code)

 (Former name or former address if changed since last report)

Item 5.  Other Events

On January 20, 1999, the Registrant issued the following press release:

"CTC Communications Corp Announces a Record 60% Sequential Increase in Access Lines in Service

WALTHAM, Mass.-- Jan. 20, 1999--CTC Communications Corp. (NASDAQ:CPTL) today announced that it had provisioned a record 38,878 access line equivalents ("ALE's") for the quarter ended December 31, 1998, bringing total ALEs in service as of December 31, 1998 to 103,272. This represents a 60% sequential growth rate in total ALEs in service from the quarter ended September 30, 1998. CTC further reported that it experienced the strongest growth in data ALEs with an approximately 67% sequential growth rate from the prior quarter which brings data ALEs in service to 19,638, or 19% of total ALEs as of December 31, 1998.

Robert Fabbricatore, Chairman and Chief Executive Officer of CTC, stated "We are pleased with the growth in access lines equivalents in CTC's first twelve months as a Competitive Local Exchange Carrier ("CLEC"). Based on a review of publicly available information, Management believes that these production numbers compare favorably to those of any CLEC in their first year of activity, especially CTC's penetration of data services. These results are particularly noteworthy, given the restraints Bell Atlantic has put in place to thwart competition and limit customer choice. Absent these Bell Atlantic restraints, Management believes that CTC's equivalent access line performance would have been significantly greater. Due to these restraints, the customers represented by these 100,000 lines are primarily new relationships for CTC. This helps to put into perspective the acceptance in the marketplace of our solutions-oriented, customer-centric telecom management approach as well as the effectiveness of our sales and services teams, most of whom gained considerable experience in selling and servicing complex local services during the 14 years CTC acted as an agent."

Fabbricatore further stated that, "We have directed our sales force to begin focusing on data-intensive, multi-location, medium to larger-sized customers as they are ideal candidates to move onto our packet-switched, Integrated Communications Network ("ICN") which will be fully operational later this summer. The response has been overwhelming with eleven hospitals and many multi-location regional businesses moving to CTC in the last quarter. By pre-selling our network in this manner we expect to be able to move target customers on-net more quickly than would otherwise be possible. Furthermore, as we move into 1999 and receive regulatory relief from state public utility commissions on the issue of contract termination penalties which Bell Atlantic has illegally imposed on customers, we expect to be able to move over significant numbers of the approximately 280,000 access lines we managed as an agent. With an average of 44 lines per customer and over 45% of locations utilizing data services, this former agency base has numerous excellent candidates for our on-net services."

As previously reported, CTC began deploying Cisco Systems, Inc. wide area IP+ATM switches in December 1998 and expects to have its initial hub sites installed and interconnected by the end of March, 1999. Beginning in April, CTC will begin transitioning its 25 branch offices as well as selected customers on-net for full beta testing. CTC plans to begin transitioning its broader customer base on-net later this summer.

CTC is a rapidly growing provider of integrated communications solutions to medium and large sized business customers in the Northeastern U.S. It provides an extensive array of voice and data services including local, long distance, frame relay, Internet access, and other advanced data services. The Company markets its services through its 175 member direct sales force located in 25 branch offices throughout Maine, New Hampshire, Vermont, Massachusetts, Rhode Island Connecticut, New York and Maryland. Company headquarters are in Waltham, Massachusetts and CTC can be found on the worldwide web at www.ctcnet.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements, including statements relating to operations, the timing of both the network deployment and the transition of CTC customers to the network, the timing of regulatory relief and expectations with respect to future line growth. These statements involve risk and uncertainties that could cause actual results to differ materially from those reflected or implied in the forward-looking statements. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

CONTACT: CTC Communications
John D. Pittenger, (781) 466-1302
http//www.ctcnet.com"

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CTC COMMUNICATIONS CORP.
                                         (Registrant)
                                  By: /s/ John D. Pittenger
                                         John D. Pittenger,
                                   Executive Vice President,
                                   Finance and Administration
January 20, 1999